Exhibit 4.13

SUPPLEMENTAL GUARANTEE

SUPPLEMENTAL GUARANTEE (this “Supplemental Guarantee”), dated as of the 11th day of June, 2010, between Cyrus Networks, LLC (the “New Guarantor”), a direct or indirect subsidiary of Cincinnati Bell Inc. (or its successor), an Ohio corporation (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Subsidiaries listed on the signature pages thereof have each heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of October 5, 2009, providing for the issuance by the Company of its 8.25% Senior Notes due 2017 (the “Notes”); and

WHEREAS, Section 10.04 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee for the benefit of the Holders a supplemental agreement pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor covenants and agrees for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE; REGISTRATION RIGHTS AGREEMENT. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture. The New Guarantor further agrees to become a party to the Registration Rights Agreement and to be bound by all provisions thereof.

3. RATIFICATION OF SUPPLEMENTAL GUARANTEE; SUPPLEMENTAL GUARANTEES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Guarantee shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the New Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Guarantee, the Indenture or this Supplemental Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

5. EFFECTIVENESS. This Supplemental Guarantee shall be effective upon execution by the parties hereto.

6. RECITALS. The recitals contained herein shall be taken as the statements of the Company and the Guarantors; the Trustee assumes no responsibility for their correctness.

7. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Guarantee.

9. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Guarantee. Each signed copy shall be an original, but all of them together represent the same agreement.

10. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

Cyrus Networks, LLC

By:	/s/ Gary J. Wojtaszek
Name:	Gary J. Wojtaszek
Title:	Chief Financial Officer